Exhibit "99.4"
                            AGREEMENT


     This Agreement is made this 14th day of December, 1995 between UMB Financial Corporation, 1010 Grand Avenue, Kansas City, Missouri, 64106 ("UMBF"),UMB Bank, n.a., Trustee of the ESOP of UMB Financial Corporation, 1010 Grand Avenue, Kansas City, Missouri 64106 ("ESOP"), Dickinson Financial Corporation, 1100 Main, Suite 350, Kansas City, Missouri, 64105 ("Dickinson") and Livingston Life Insurance Company, 1100 Main, Suite 350, Kansas City, Missouri, 64105 ("Livingston").

     WHEREAS, after giving effect to a 10% stock dividend payable January 2, 1996 to shareholders of record of UMBF on December 12, 1995 ("Stock Dividend"), Dickinson and Livingston own or have the option to purchase a total of 1,581,133 shares of UMB Financial Corporation common stock ("UMBF Shares") of which 808,828 ("Dickinson Shares") shares are owned of record by Dickinson, 3,405 shares ("Livingston Shares") are owned by Livingston and the remaining 768,900 shares ("State Street Shares") are owned by State Street Boston Corporation ("State Street") but subject to an option to purchase by Dickinson under the terms of a Stock Purchase Agreement ("Purchase Agreement") between Dickinson and State Street dated September 15, 1995. A true and correct copy of the Purchase Agreement is attached as Exhibit A;

     WHEREAS, prior to the Stock Dividend, Dickinson has had the option to purchase the State Street Shares under a series of options all at a price of $39.00 a share as follows:

1)   233,000 shares on December 22, 1995 ("December Option
Shares");

2)   233,000 shares on March 22, 1996 ("March Option Shares");

3) 233,000 shares on June 21, 1996 ("June Option Shares" and collectively the "Option Shares");

     WHEREAS, under the terms of the Purchase Agreement the right of Dickinson to purchase the State Street Shares may, with the consent of State Street, be assigned to others;

     WHEREAS, Dickinson and Livingston desire to sell and UMBF and the ESOP desire to purchase the UMBF Shares.

     NOW THEREFORE, in consideration of the premises and covenants herein contained the parties hereby agree as follows:
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1.   Dickinson agrees to sell or assign his right to purchase all of the UMBF Shares and the ESOP and UMBF agrees to purchase all such shares at a total cost of $43.50 per share in cash.

2. Dickinson agrees that it has exercised and, in a timely fashion, will close its option to purchase the December Option
Shares which will thereafter be added to and included as part of the Dickinson Shares as that term is used herein.

3.   On January 2, 1996 Dickinson shall:

     a. Deliver or cause to be delivered 380,000 shares of the Dickinson Shares to the ESOP in exchange for $16,530,000 cash; will deliver or cause to be delivered 685,128 shares of the Dickinson Shares (including 23,300 shares paid as a stock Dividend on the December Option Shares) to UMBF for a total of $29,803,068, and shall deliver or cause to be delivered 3,405 Livingston Shares to UMBF for a total of $148,117. The ESOP and UMBF shall pay Dickinson and Livingston the aggregate purchase price of $46,481,185 in immediately available funds by wire transfer to a bank account designated by Dickinson and Livingston.

     b. Assign its option to purchase the March Option Shares and June Option Shares to UMBF along with a valid consent to its assignment of those shares by State Street.

     c. In the event that State Street withholds its consent to an assignment of the Option for any reason, then, on the dates set forth in Sections 4(a) and 5(a) below, Dickinson will exercise its option to purchase the Option shares and will direct that the Option shares and the related Stock Dividend shares be transferred to a custody account at UMB Bank, N.A. UMBF will provide and will wire transfer to State Street the funds due to State Street for purchase of the Option Shares, and upon receipt by Dickinson of the sums set forth in Sections 4(b) and 5(b), Dickinson will release the Option shares and the related Stock Dividend shares to UMBF. In the event that State Street fails to transfer the State Street Shares to the custodial account in accordance with the terms of the Option, then Dickinson shall, at its expense, take such reasonable steps (including, without limitation, an action for specific performance as UMBF my request to cause such transfer to be made.

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4.   On March 22, 1996:

     a. UMBF will exercise its option to purchase the March Option Shares (plus the Stock Dividend shares on the March Option Shares) from State Street for $9,087,000. UMBF shall pay State Street the aggregate purchase price in immediately available funds by wire transfer to a bank account designated by State Street.

     b.   On receipt of the March Option Shares, UMBF will pay
          Dickinson $2,062,050 for the March Option Shares.

5.   On June 21, 1996:

     a. UMBF will exercise its option to purchase the June Option Shares (plus the Stock Dividend shares on the June Option Shares) from State Street for $9,087,000. UMBF shall pay State Street the aggregate purchase price in immediate available funds by wire transfer to a bank account designated by State Street.

     b.   On receipt of the June Option Shares, UMBF will pay
          Dickinson $2,062,050 for the June Option Shares,

6. All references to the number of UMBF shares and the price to be paid for such shares shall also be adjusted to give effect to any future stock split, stock dividend or similar corporate event effecting a change in the number of shares of common stock of UMBF occurring after the date of this agreement and prior to each purchase hereunder.

 7. All UMBF Shares now held by State Street and to be received by it as a result of the Stock Dividend are held by it in book entry form at Depository Trust Company. UMBF will establish a custody account in its Trust Department in the name of "Dickinson" and one in its own name into which Option Shares purchased by either of them under the Options will be delivered. Prior to January 2, 1996, Dickinson will cause State Street to give instructions to UMBF to withdraw the 23,300 shares payable as the result of the Stock Dividend on the December Option Shares and credit them to UMBF's account on January 2, 1996.

8.   Representations and Warranties

     a. Dickinson's and Livingston's Representations and Warranties.

          Dickinson and Livingston hereby represent and warrant to UMBF and the ESOP as follows:
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          i.   Dickinson is a corporation duly organized, validly
               existing and in good standing under the laws of the State of Missouri, and has full power and authority to carry on its business as now conducted, and to own its assets, property and business.

          ii. Livingston is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, and has full power and authority to carry on its business as now conducted, and to own its assets, property and business.

          iii. All corporate and other proceedings required to be taken by or on behalf of each of them to authorize them to enter into and carry out this Agreement has been duly and properly taken, and this Agreement has been duly authorized, executed and delivered by each of them, and constitutes a legal, valid and binding agreement of each of them.

          iv. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in a default under, or violate, the Articles or By-Laws of either of them, or any agreement by which either of them is bound or any law or regulation to which either of them is subject.

          v. All UMBF shares delivered to the ESOP and UMBF shall be free and clear of any and all liens, claims, charges and encumbrances of any kind whatsoever.

          vi. The Dickinson and Livingston shares represent all of the common stock of UMBF owned beneficially or of record by Dickinson and its affiliates.

          vii. Dickinson and Livingston have been provided with all information requested by them regarding the business and financial condition of UMBF and have been offered an opportunity to ask questions of the officers of UMBF regarding UMBF's business and financial condition.

         viii. The Purchase Agreement attached hereto as Exhibit A remains in full force and effect and neither Dickinson nor Livingston know of any reason why
               State Street would not perform the Purchase
               Agreement in accordance with its terms.
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     b.   UMBF and the ESOP's Representations and Warranties.  UMBF
          and the ESOP hereby represent and warrant to Dickinson and Livingston the following:

          i. UMBF is a corporation duly organized, validly existing and in good standing under the laws of the State of Missouri, and has full power and authority to carry on its business as now conducted, and to own its assets, property and business.

          ii. The ESOP is a trust with UMB Bank, n.a. serving as Trustee under the ESOP of UMB Financial Corporation and is validly existing under all applicable law, and has full power and authority to carry, on its business as now conducted, and to own its assets, property and business.

          iii. All corporate and other proceedings required to be taken by or on behalf of the ESOP and UMBF to authorize each of them to enter into and carry out this Agreement have been duly and properly taken, and this Agreement has been duly authorized, executed and delivered by each of them and constitutes a legal, valid and binding agreement.

          iv. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in a default under or violate the Trust Agreement, the Plan, Articles or By-Laws of the ESOP and UMBF, or any agreement by which they are bound or any law or regulation to which they are subject.

          v. The ESOP and UMBF represent and agree that they shall be responsible for all transfer taxes, registration fees, listing fees, (but not income or other taxes) incurred in connection with the purchase of their respective Shares. Each party shall bear its own expenses incurred in connection with this transaction except as expressly provided otherwise in this paragraph.


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9.   Regulatory Filings.

     In connection with the consummation of the transaction contem-plated by this Agreement, the ESOP and UMBF represent and warrant that they have made all required or appropriate notices and filings with all federal and state regulatory and governmental authorities and have received all necessary or appropriate confirmations consents, and approvals from such federal and state regulatory and governmental authorities. Although Dickinson shall cooperate in providing information or other reasonable assistance in connection with any such filings and notices, it is expressly understood and agreed that such filings and notices, to the extent that they are triggered by or otherwise arise by reason of the ESOP's and UMBF's acquisition or proposed acquisition of the UMBF Shares, shall be the sole responsibility and expense of the ESOP and UMBF, and Dickinson and Livingston shall not be liable for, and the ESOP and UMBF shall indemnify Dickinson and Livingston with respect to, any claims, losses penalties or other costs or expenses which may result from the failure to comply with any such filing or notice requirements. In the event that any federal or state regulatory or governmental authority shall revoke or otherwise determine that the ESOP and UMBF are not permitted to consummate the purchase of the UMBF Shares as contemplated herein, the ESOP and UMBF shall be relieved of any obligation to purchase the UMBF Shares under this Agreement. Notwithstanding the foregoing, all filings required of Dickinson and Livingston under Federal Securities Law with respect to the transaction provided for herein shall remain Dickinson's and Livingston's sole responsibility.

10.  Miscellaneous.

     a. Termination and Amendment. This Agreement may not be terminated, nor may any provision of this Agreement be amended, unless consented to in writing by the parties hereto.

     b. Notices. All notices and other communications provided for hereunder shall be in writing (including telecopy) and if to the ESOP or UMBF, either mailed, telecopied, couried or delivered to them at 1010 Grand Avenue, Kansas City, Missouri 64106, Attention: David D. Miller, or if to Dickinson, either mailed, telecopied, couried or delivered to it at 1100 Main Street, Suite 350, Kansas City, Missouri 64105, Attention: Paul E. Shepherd. All such notices and other communications shall, when mailed, be effective on the first Business Day after the date of receipt.


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     c.   Severability . To the extent possible, each provision of
          this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision is held to be invalid, illegal or unenforceable, that provision will be ineffective only to the extent of such invalidity, illegality or unenforceability, without rendering invalid, illegal or unenforceable the remainder of any such provision or the remaining provisions of this Agreement.

     d. Waiver. A waiver by any party of any term or provision of this Agreement will not be considered a waiver of that term or provision at any other time, or of any other term or provision.

     e. Assignment. None of the parties may assign or transfer its rights or obligations under this Agreement to any other person without the other parties' prior written consent except that UMBF or the ESOP may assign its right to purchase shares to the other or some other affiliated entity which is financially able to perform the contract.

     f. Specific Performance. Dickinson and Livingston agree that UMBF and the ESOP would be irreparably damaged if Dickinson and Livingston do not perform this Agreement in accordance with its terms and that UMBF and the ESOP shall be entitled, in addition to any other remedies to them, to specific performance by Dickinson and Livingston of this Agreement.

     g. Entire Agreement and Governing Law. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or representations relating to the sale of the UMBF Shares and may not be contradicted by evidence or prior, contemporaneous or subsequent oral agreements. This Agreement shall be governed by the laws of the State of Missouri, without regard to any applicable conflicts of laws principles.

     h. Counterparts. This Agreement may be executed in counterparts all of which shall be considered one and the same agreements and shall become effective when counterparts have been signed by each of the parties an delivered to the other party, it being understood that all parties need not sign the same counterpart.

     IN WITNESS WHEREOF, the parties have caused this agreement to be duly executed as of the date first written above.

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                            UMB FINANCIAL CORPORATION


                            By: /s/ ALEXANDER C. KEMPER
                            Title:  President


                            UMB BANK, N.A., Trustee of the UMB
                            Financial Corporation Employee Stock
                            Ownership Plan


                            By: /s/ DAVID D. MILLER
                            Title:  Executive Vice President

                            DICKINSON FINANCIAL CORPORATION



                            By: /s/ GARY DICKINSON
                            Title:  President


                            LIVINGSTON LIFE INSURANCE COMPANY



                            By: /s/ GARY DICKINSON
                            Title:  President